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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to Registration Statement on Form S-1 of our report dated January 23, 1997, except for the third paragraph of Note 1 and the second paragraph of Note 9 which are as of February 13, 1997 and the third paragraph of
Note 9 which is as of February 14, 1997, relating to the financial statements of Gulf Island Fabrication, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report on the aforementioned financial statements of Gulf Island Fabrication, Inc. The audits referred to in such report also include this schedule. We also consent to the use of our report dated January 23, 1997 relating to the combined financial statements of Dolphin Services, Inc., Dolphin Sales and Rentals, Inc. and Dolphin Steel Sales, Inc. which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

New Orleans, Louisiana
March 26, 1997